Exhibit 16(c)(x)
– Preliminary Working Draft – – Highly Confidential –May 30th, 2025Project MangroveConfidential Discussion MaterialsPrepared for the Special Committee of the Board of Directors

– Preliminary Working Draft –

– Highly Confidential –

Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Special Committee of the Board of Directors of Mangrove in connection with its evaluation of a proposed sale of Mangrove and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Mangrove and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Mangrove. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mangrove or any other entity, or concerning the solvency or fair value of Mangrove or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mangrove as to the future financial performance of Mangrove, and at your direction Centerview has relied upon such forecasts, as provided by Mangrove's management, with respect to Mangrove. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Mangrove.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Mangrove (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Mangrove or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

CENTERVIEW PARTNERS

1

– Preliminary Working Draft –
– Highly Confidential –

Overview of Joint Bidders' May 11th Revised Verbal Proposal (Reaffirmed May 20th)

Proposal Overview

Verbal Proposal

- $5.80 per share in cash for all outstanding shares of Mangrove common stock not currently owned by Crestview
  - Represents a +33% premium to the May 27th price of $4.35 and a +53% premium to the price prior to the initial public proposal of $3.79
- Buyer has stated that it is unwilling to sign a merger agreement without obtaining a concurrent extension of the Company's revolving credit facility

***For Reference:* Certain Conditions Outlined In Initial Proposal**

- Non-waivable condition requires:
  - Approval and recommendation to board by Special Committee, as advised by independent legal and financial advisors
  - Approval of Mangrove Board of Directors

***For Reference:* Other Key Terms from Initial Proposal**

- Assumes the current debt financing at Mangrove remains in place after transaction close
- Equity financing will be funded by the rollover of Crestview's existing 37.0% ownership and new equity to be provided by DigitalBridge
- Completion of customary due diligence

Implied Offer Range Metrics

Share Price		**$5.80**
x DSO[1]		86.8
Implied Equity Value		**$503**
(+) Debt[2]		1,053
(-) Cash[2]		(29)
Implied Enterprise Value		**$1,527**
Mangrove Management Plan		
EV / Adj. EBITDA		
2025E	$278	5.5x
NTM[3]	289	5.3x
Mangrove Consensus		
EV / Adj. EBITDA		
2025E	$283	5.4x
NTM[3]	281	5.4x
Offer Price % Prem. / (Disc.) as of Unaffected Date:		
5/2/24	$3.79	+53%
L52-Week High	11.32	(49%)
L52-Week Low	2.87	+102%
30-Day VWAP	3.59	+62%
60-Day VWAP	3.52	+65%
90-Day VWAP	3.57	+62%
Offer Price % Prem. / (Disc.) as of Current:		
5/27/25	$4.35	+33%
L52-Week High	5.78	+0%
L52-Week Low	4.12	+41%
30-Day VWAP	4.33	+34%
60-Day VWAP	4.52	+28%
90-Day VWAP	4.51	+29%

Source: DigitalBridge's non-binding revised proposal received on 5/11/25, Mangrove Management Plan as of 1/15/25 and FactSet as of 5/27/25.
Note: U.S. dollars in millions, except per share amounts. EBITDA figures reflect EBITDA estimates in USD per FactSet.
(1) Assumes DSO per Mangrove management as of 5/25/25.
(2) Reflects balance sheet as of 3/31/25. Includes debt issuance closed in Q1'25.
(3) Reflects NTM Adj. EBITDA as of 5/27/25.

CENTERVIEW PARTNERS
2

– Preliminary Working Draft –
– Highly Confidential –

Share Price Performance Over Time

Indexed Share Price Performance – Five Years Prior to Date of Initial Public Proposal


March 2022:
First Fed rate hike post-pandemic
August 2022:
Reported Q2'22 Results
November 2022:
Reported Q3'22 Results
May 2023:
Reported Q1'23 Results
May 2022:
Reported Q1'22 Results, Doubled Greenfield Expansion Plans
November 2023:
Reported Q3'23 Results
+88%
Mangrove Unaffected 52-Week High(1)
(5/3/23): $11.32
May 2025:
Reported Q1'25 Results
Mangrove Current 52-Week High(2)
(8/19/24): $5.78
Mangrove Current 52-Week Low(2)
(4/21/25): $4.12
Current:
$4.35
(46%)
$3.79
(53%)
(70%)
Mangrove Unaffected 52-Week Low(1)
(11/10/23): $2.87
Mangrove on Date of Initial Public Proposal
$25
$20
$15
$10
$7.99
$5
$0
May-19
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
Nov-23
May-24
Nov-24
May-25
Mangrove
Broadband Peers
S&P 500

Source: FactSet as of 5/27/25.
Note: Prices indexed to Mangrove as of 5/2/19. Broadband peers include CABO, CHTR, CMCSA, LUMN and SHEN. Initial public proposal date as of 5/2/24.
(1) As of one-day prior to initial public proposal.
(2) As of 5/27/25.

CENTERVIEW PARTNERS
3

– Preliminary Working Draft – – Highly Confidential –45 Year Management Plan SummarySource: Mangrove management.Note: U.S. dollars in millions. Reflects management forecast received by Centerview on 01/15/2025.(1) Burdened by Stock-Based Compensation.(2) Includes Non-EBITDA Severance, Non-Recurring & Integration Expenses, and Other Expenses.Historicals Projections2022 2023 2024 2025 2026 2027 2028 2029Revenue $705 $687 $630 $585 $573 $592 $630 $672% Growth (3%) (8%) (7%) (2%) +3% +6% +7%% Fiber 1% 4% 7% 11% 15% 19%Adj. EBITDA(1) $254 $259 $279 $266 $293 $317 $349 $376% Growth +2% +8% (4%) +10% +8% +10% +8%% Margin 36% 38% 44% 46% 51% 54% 55% 56%(-) D&A (139) (140) (136) (169) (191)Adj. EBIT $127 $153 $181 $181 $185% Growth +20% +18% (0%) +2%% Margin 22% 27% 31% 29% 28%(-) Taxes (32) (38) (45) (45) (46)Tax Rate 25% 25% 25% 25% 25%NOPAT $95 $115 $136 $135 $139(+) D&A 139 140 136 169 191(-) Capex (214) (276) (269) (263) (262)(-) Δ in NWC (15) (0) (5) 1 (4)(-) Other(2) (40) (14) (5) (6) (4)Unlevered Free Cash Flow ($34) ($36) ($7) $37 $60% Growth n.m. n.m. n.m. n.m. +65%% Conversion (13%) (12%) (2%) 10% 16%

– Preliminary Working Draft – – Highly Confidential –5$304$260 $265 $294$573$516 $530 $567$278 $274 $277 $2901/15/25 Management Plan vs. Consensus: Select P&L Items$29$52$76 $81Source: Mangrove Management Plan provided on 1/15/25, Wall Street research and FactSet as of 5/27/25.Note: U.S. dollars in millions. Adj. EBITDA unburdened by stock-based compensation.$64$74$84 $95$585 $569 $575 $583RevenueAdj.EBITDAUFCF(EBITDAlessCapex)# of Est. = 3# of Est. = 3# of Est. = 32025E 2026E# of Est. = 3# of Est. = 3# of Est. = 3Mgmt. Mgmt.Mgmt. Mgmt.Mgmt. Mgmt.

– Preliminary Working Draft –

– Highly Confidential –

1/15/25 Management Plan vs. Consensus: Margins


2025E
2026E
Adj. EBITDA Margin
# of Est. = 3
47.5%
47.6%
48.6%
49.7%
Mgmt.
RAYMOND JAMES
Key
BENCHMARK
# of Est. = 3
53.1%
45.1%
46.5%
50.3%
Mgmt.
RAYMOND JAMES
Key
BENCHMARK
UFCF as % of Revenue
# of Est. = 3
11.0%
12.8%
14.8%
16.3%
Mgmt.
RAYMOND JAMES
Key
BENCHMARK
# of Est. = 3
5.0%
9.0%
13.4%
13.9%
Mgmt.
RAYMOND JAMES
Key
BENCHMARK

Source: Mangrove Management Plan provided on 1/15/25, Wall Street research and FactSet as of 5/27/25.
Note: U.S. dollars in millions. Adj. EBITDA unburdened by stock-based compensation.

CENTERVIEW PARTNERS

6

– Preliminary Working Draft –
– Highly Confidential –

Overview of Valuation Methodologies

	Methodology	Description
For Reference	***52-Week Trading Range as of 5/2/24***	▪ Range of closing share prices for Mangrove stock over the 52 weeks ending 5/2/24 *(initial public proposal date)*
	52-Week Trading Range as of 5/27/25	▪ Range of closing share prices for Mangrove stock over the 52 weeks ending 5/27/25
	Analyst Price Targets	▪ Price targets for Mangrove per recent Wall Street analyst research reports as of latest available date
Trading Multiples	***EV / NTM Adj. EBITDA***	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Mangrove Management Plan NTM EBITDA
Precedent Transactions	***EV / LTM Adj. EBITDA***	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Mangrove Management Plan LTM EBITDA
Discounted Cash Flow Analysis *Including Value of Tax Assets*		▪ Mangrove Management Plan ▪ Weighted Average Cost of Capital of 8.0% – 9.0% ▪ Terminal EV / NTM EBITDA of 5.0x – 6.5x ▪ Assumes utilization of NOLs starting in 2027E

Source: Mangrove management, public filings, FactSet, and Bloomberg.
Note: U.S. dollars in millions, except per share amounts. Balance sheet as of 3/31/25 per company filings. DSO per Mangrove management, provided on 5/25/25. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 5/27/25.

CENTERVIEW PARTNERS
7

– Preliminary Working Draft – – Highly Confidential –

Mangrove Valuation Analysis

	Methodology	Relevant Metrics	Implied Share Price Range (Low)	Implied Share Price Range (High)
For Reference	*52-Week Trading Range as of 5/2/24*	**Low (11/10/23) / High (5/3/23)** *(Initial Public Proposal Date)*	$2.87	$11.32
For Reference	*52-Week Trading Range as of 5/27/25*	**Low (4/21/25) / High (8/19/24)** *(Current)*	$4.12	$5.78
For Reference	*Analyst Price Targets*	**Low / High** *(Latest Available Reports)*	$3.00	$7.50
Trading Multiples	*EV / NTM Adj. EBITDA*	**4.5x – 5.7x NTM Adj. EBITDA of $289mm**	$3.15	$7.30
Precedent Transactions	*EV / LTM Adj. EBITDA*	**5.5x – 7.0x LTM Adj. EBITDA of $285mm**	$6.25	$11.20
Discounted Cash Flow Analysis *Including Value of Tax Assets*		**WACC: 8.0% – 9.0%** **Terminal EBITDA Mult. : 5.0x – 6.5x**	$2.95	$8.15

Initial Proposal 5/2/24: $4.80

Latest Proposal 5/11/25: $5.80

Source: Mangrove management, public filings, FactSet, and Bloomberg.
Note: U.S. dollars in millions, except per share amounts. Balance sheet as of 3/31/25 per company filings. DSO per Mangrove management, provided on 5/25/25. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 5/27/25.

CENTERVIEW PARTNERS 8

– Preliminary Working Draft –

– Highly Confidential –

For Reference: Research Analyst Price Targets

Broker	Price Target	Valuation Methodology
BENCHMARK	$7.50 (3/14/25)	DCF: 11.8% WACC, 1% PGR
RAYMOND JAMES®	$5.00 (3/14/24)	~5.0x 2025E EBITDA
UBS	$4.80 (5/7/25)	~5.0x NTM EBITDA
Key	$3.00 (3/13/24)	4.2x 2025E EBITDA
Median	**$4.90**	

Buy Hold Sell

CENTERVIEW PARTNERS

9

Source: Wall Street research, Bloomberg and FactSet as of 5/27/25.

– Preliminary Working Draft –

– Highly Confidential –

Selected Public Trading Statistics

Company	TEV	Market Cap.	'24A-'26E Sales CAGR	'25E EBITDA Margin	% B2C Customers by Technology [(1)]	Broadband Penetration	'25E UFCF [(2)] % Revenue	EV / NTM EBITDA	EV / Homes Passed	EV / Total Subscribers
Comcast	$215.3	$132.7	+1.0%	30.8%	100%	50%	21.5%	5.7x	n.a.	n.a.
Charter Communications	163.1	65.9	+1.0%	41.6%	100%	58%	20.0%	7.0x	2,869	5,183
Lumen[(3)]	18.4	4.0	(4.6%)	26.9%	56% / 44%	12%	(6.8%)	5.4x	4,392 [(4)]	17,127 [(4)]
Cable One	3.6	0.9	(2.6%)	53.1%	100%	37%	33.1%	4.5x	1,258	3,637
Shentel	1.1	0.7	+9.5%	32.4%	38% / 62%	30%	(41.6%)	8.9x	1,890	6,268
Mean	**$80.3**	**$40.8**	**+0.9%**	**37.0%**		**37.3%**	**5.2%**	**6.3x**	**$2,602**	**$8,054**
Median	**$18.4**	**$4.0**	**+1.0%**	**32.4%**		**37.1%**	**20.0%**	**5.7x**	**$2,379**	**$5,726**

Memo: Mangrove On Date of Initial Public Proposal

Company	TEV	Market Cap.	'24A-'26E Sales CAGR	'25E EBITDA Margin	% B2C Customers by Technology	Broadband Penetration	'25E UFCF % Revenue	EV / NTM EBITDA	EV / Homes Passed	EV / Total Subscribers
Consensus[(7)]	$1.2	$0.3	(2.3%)	43.8%	6% / 94%	24%	8.4%	4.5x	$631	$2,585
Mgmt. Plan[(8)]			(4.6%)	47.5%			11.0%	4.3x		

Cable | Fiber | Copper

Source: Mangrove Management Plan and FactSet as of 5/27/25.
Note: U.S. dollars in billions. Reflects calendarized financials. EBITDA unburdened by stock-based compensation. Financial estimates reflect mean broker estimates in USD per FactSet. EBITDA figures reflect EBITDA estimates in USD per FactSet. Assumes market value of debt as of 5/21/25 for Lumen, reflecting unaffected date. (1) As of latest filing. (2) Unlevered free cash flow defined as EBITDA less capex. (3) As of unaffected date of 5/21/25. (4) Represents Fiber metrics. (7) Consensus estimates as of 5/2/24. Assumes DSO and balance sheet figures as of 3/31/24. (8) Based on Mangrove Management Plan received by Centerview on 1/15/25.

Centerview Partners 10

– Preliminary Working Draft –
– Highly Confidential –

Multiple Evolution Over Time

EV / NTM EBITDA – Five Years to Date of Initial Public Proposal

Avg. EV / NTM EBITDA (to Date of Initial Public Proposal)	L5Y	L2Y	L1Y	YTD
Mangrove	**6.6x**	**5.6x**	**4.7x**	**4.5x**
Broadband Median	**9.1x**	**7.3x**	**7.1x**	**6.9x**
Mult. Prem / (Disc.)	*(2.5x)*	*(1.7x)*	*(2.4x)*	*(2.4x)*
% Prem. / (Disc.)	*(28%)*	*(23%)*	*(34%)*	*(35%)*


Mangrove
Broadband Peers
S&P 500
16.0x
14.0x
12.1x
12.0x
10.0x
9.7x
8.0x
6.7x
6.0x
4.0x
2.0x
0.0x
12.5x
11.0x
14.7x
5.9x
4.9x
4.5x
November 2020:
Sale of Astound to Stonepeak
June 2021:
Sale of Select Properties from Mangrove to Astound and Atlantic Broadband
Mangrove Mult. on Date of Initial Public Proposal (5/2/24)
May-19
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
Nov-23
May-24
Nov-24
May-25

CENTERVIEW PARTNERS 11

Source: FactSet as of 5/27/25.
Note: Broadband peer median includes CABO, CHTR, CMCSA, LUMN and SHEN. Initial public proposal date as of 5/2/24.

– Preliminary Working Draft – – Highly Confidential –12Selected Precedent TransactionsSource: Public filings and materials, FactSet.Note: U.S. dollars in millions.(1) Reflects the agreed upon premium paid as of the 3/23/2020 merger agreement with Macquarie vs. the unaffected date of 12/20/2019. Original offer fromBrookfield submitted on 12/23/2019 represented a 36% premium vs. the unaffected date of 12/20/2019.(1)Ann. Date Target Acquiror Ent. ValueEV /LTM EBITDAFor Reference:Premium PaidAboveUnaffected16-May-25 Cox Communications Charter Communications $34,500 6.4x n.a.5-Sep-24 Frontier Verizon 20,000 9.2x 37%16-Oct-23 Consolidated Communication Searchlight 3,100 9.6x 70%4-Aug-21 Lumen Apollo 7,500 5.5x n.a.13-Mar-20 Cincinnati Bell Macquarie 2,907 7.2x 101%29-May-19 Frontier Searchlight 1,352 5.0x n.a.10-Jul-17 Hawaiian Telecom Cincinnati Bell 656 5.9x 26%5-Feb-15 Verizon (Assets) Frontier 10,540 6.2x n.a.Mean 6.9x 59%Median 6.3x 54%

– Preliminary Working Draft –

– Highly Confidential –

Discounted Cash Flow Analysis

	Fiscal Year Ending December 31, 2025	2026	2027	2028	2029	Terminal Year	'25E - '29E CAGR
Revenue	**$585**	**$573**	**$592**	**$630**	**$672**	**$672**	**+3%**
% Growth		*(2%)*	*+3%*	*+6%*	*+7%*		
Adj. EBITDA[1]	**$266**	**$293**	**$317**	**$349**	**$376**	**$376**	**+9%**
% Growth		*+10%*	*+8%*	*+10%*	*+8%*		
% Margin	*46%*	*51%*	*54%*	*55%*	*56%*	*56%*	
(-) D&A	(139)	(140)	(136)	(169)	(191)	(200)	
Adj. EBIT	**$127**	**$153**	**$181**	**$181**	**$185**	**$176**	
% Growth		*+20%*	*+18%*	*(0%)*	*+2%*		
% Margin	*22%*	*27%*	*31%*	*29%*	*28%*	*26%*	
(-) Taxes	(32)	(38)	(45)	(45)	(46)	(44)	
Tax Rate	25%	25%	25%	25%	25%	25%	
NOPAT	**$95**	**$115**	**$136**	**$135**	**$139**	**$132**	
(+) D&A	139	140	136	169	191	200	
(-) Capex	(214)	(276)	(269)	(263)	(262)	(200)	
(-) Δ in NWC	(15)	(0)	(5)	1	(4)	–	
+/- Other	(40)	(14)	(5)	(6)	(4)	(4)	
Unlevered Free Cash Flow	**($34)**	**($36)**	**($7)**	**$37**	**$60**	**$128**	
% Growth		*n.m.*	*n.m.*	*n.m.*	*+65%*		
% Conversion[2]	*(13%)*	*(12%)*	*(2%)*	*10%*	*16%*	*34%*	

Implied Share Price[3]

WACC	Exit Multiple 5.0x	5.8x	6.5x
8.0%	$3.60	$5.90	$8.15
8.5%	3.30	5.50	7.70
9.0%	2.95	5.10	7.25

Implied PGR

WACC	Exit Multiple 5.0x	5.8x	6.5x
8.0%	0.8%	1.7%	2.4%
8.5%	1.3%	2.2%	2.9%
9.0%	1.7%	2.6%	3.3%

Source: Mangrove Management Plan and FactSet as of 5/27/25.

Note: U.S. dollars in millions, except per share amounts. Assumes valuation date of 3/31/25, including 3/31/25 balance sheet per company filings and DSO per Mangrove Management provided on 5/25/25. Includes cash flows from Q2'25 onwards. Reflects mid-year convention discounting. Share price figures rounded to the nearest 5 cents. (1) Burdened by stock-based compensation. (2) UFCF conversion calculated as UFCF / Adj. EBITDA. (3) Includes utilization of net operating losses starting in 2027 per Management.

CENTERVIEW PARTNERS

13

– Preliminary Working Draft – – Highly Confidential –14Peer Unlevered Beta WACC CalculationMarket Debt / Beta(1)Company Debt Cap. Equity Levered Unlevered Cost of EquityComcast $99,122 $132,660 75% 0.560 0.453 20Y U.S. Treasury Yield 5.0%Charter 93,769 65,892 142% 0.810 0.423 Unlevered Beta 0.37Lumen 16,330 4,016 407% 0.647 0.189 Target Debt / Equity 175%Cable One 3,546 929 382% 0.431 0.161 Levered Beta 0.861Shenandoah 515 695 74% 0.076 0.247 LT U.S. Historical Risk Premium(4) 7.3%Peer Median 142% 0.560 0.247 Size Premium(5) 1.7%Peer Average 216% 0.505 0.294 Cost of Equity 13.0%Mangrove - Cons. (Unaff.) 935 326 286% 1.338 0.389Memo: Mangrove Two-Year Average D / E Ratio (Unaff.) 140% 1.338 0.598 Cost of DebtPre-Tax Cost of Debt(7) 7.4%Tax Rate 25.0%After-Tax Cost of Debt 5.6%Memo: Debt / Capital 64%WACC(8) 8.3%Mangrove WACC Analysis(6)Source: Mangrove management, public filings, Bloomberg and FactSet as of 5/27/25.Note: U.S. dollars in millions. Mangrove balance sheet as of Q1’25 filings and DSO per company management provided om 5/25/25; Mangrove beta as of date of initialpublic proposal on 5/2/24. (1) Represents two-year weekly average levered raw and unlevered adjusted beta. Unlevered betas assume 25.0% tax rate for eachcompany. (2) As of unaffected date of 5/21/25. (3) Based on market value of debt as of unaffected date of 5/21/25. (4) Duff & Phelps, 2024. (5) Size premium reflectscompanies with market capitalization between $0.3bn and $0.6bn. (6) Reflects two-year average Debt / Equity. (7) Reflects BofA B corporate index effective yield.(8) WACC equals ((debt / capitalization * (cost of debt * (1 – tax rate))) + (equity / capitalization * levered cost of equity)).(6)(2) (3)WACC Sensitivity WACC SensitivityDebt / Unlevered BetaEquity 0.29 0.33 0.36 0.39 0.42 0.45150% 7.8% 8.0% 8.2% 8.4% 8.6% 8.8%175% 7.9% 8.1% 8.3% 8.5% 8.7% 8.9%200% 8.0% 8.2% 8.4% 8.5% 8.7% 8.9%225% 8.1% 8.3% 8.5% 8.6% 8.8% 9.0%

– Preliminary Working Draft – – Highly Confidential –15Memo:NTM EBITDA $293 $317 $349 $376(x) EV / EBITDA 4.5x - 5.7xImplied TEV $1,317 - $1,681 $1,428 - $1,823 $1,571 - $2,006 $1,691 - $2,159(-) Debt (1,296) (1,426) (1,436) (1,427)+ Cash 28 16 30 30Implied Eq. Value $50 - $414 $18 - $413 $165 - $599 $293 - $761(/) DSO 86.8 88.8 90.4 91.5FSP $0.57 - $4.77 $0.18 - $4.70 $1.54 - $6.74 $2.68 - $8.50$0.53$0.15$1.13$1.75$4.35$3.80$4.82$5.38For Reference: Future Share Price AnalysisSource: Mangrove Management Plan and FactSet as of 5/27/25.Note: U.S. dollars in millions, except per share amounts. Assumes present value as of 3/31/25, including 3/31/25 balance sheet per company filings. (1) Burdened by stock-basedcompensation. (2) In line with trading multiples. (3) Reflects DSO per Mangrove Management provided on 5/25/25; assumes ~$6mm of share issuance in line with latestdisclosed figures (~1.5mm shares @$3.69/share) and share repurchase in line with management plan.Present Value of Future Share Price @13% Cost of EquityYE 2025 YE 2026 YE 2027 YE 2028Latest Proposal: $5.80Current Share Price: $4.35(1)(2)(3)

– Preliminary Working Draft – – Highly Confidential –16Mangrove NOL AnalysisSource: Mangrove management.Note: U.S. dollars in millions, except per share amounts. Mangrove balance sheet per company filings on 3/31/25 and DSO per Mang rove Management provided on5/25/25. Assumes mid-year discounting.(1) Assumes U.S. federal tax rate of 21%.(2) NOLs applied to offset federal tax expense based on usage from Management.Cash Flow Benefit of NOLsNOL CashFlowBenefit toMangrovePresentValue ofNOL CashFlowBenefit toMangroveFiscal Year Ending December 31,2024 2025 2026 2027 2028 2029Mangrove NOL Usage – – – $103 $80 –(x) Mangrove Tax Rate (1) 21% 21% 21% 21% 21% 21%Mangrove Cash Tax Benefit – – – $22 $17 –Beginning NOL Balance $183 $183 $183 $183 $80 –(-) Mangrove NOL Usage(2) – – – (103) (80) –Ending NOL Balance $183 $183 $183 $80 – –Implied Value /Discount Rate PV of NOL Share8.00% $31.3 $0.368.50% 30.9 0.369.00% 30.5 0.35

– Preliminary Working Draft –
– Highly Confidential –

Peer Unsecured Yield-To-Worst

Company	Unsecured Debt	Unsecured Yield-To-Worst
LUMEN	$4,740	9.6%
Cable One	1,570	9.0%
Charter Communications	23,249	6.1%
Comcast	99,361	5.3%
Shentel	–	n.a.

Memo:

Mangrove Super-Priority Facility [(1)]	*$915*	*12.2%*

Source: Mangrove management, public filings, Bloomberg and FactSet as of 5/27/25.
Note: U.S. dollars in millions.
(1) Reflects Mangrove Secured Super-Priority outstanding balance.

Centerview Partners
17